As filed with the Securities and Exchange Commission on October 26, 2018

Registration Number 333-227654

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Taylor Morrison Home Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	83-2026677 (IRS Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(Address, including zip code, of registrant’s principal executive offices)

Taylor Morrison 2013 Omnibus Equity Incentive Plan, As Amended

(Full title of the plan)

Darrell C. Sherman, Esq.

Benjamin A. Aronovitch, Esq.

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(480) 840-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

John C. Kennedy, Esq.

Lawrence G. Wee, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York,

New York 10019–6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Small reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Taylor Morrison Home Corporation (formerly known as Taylor Morrison Homes Corporation), a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (this “Amendment”) as the successor registrant to Taylor Morrison Home II Corporation (formerly known as Taylor Morrison Home Corporation), a Delaware corporation and the former publicly-traded parent company of the Company (“Predecessor”), in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment pertains to the Company’s adoption of Registration Statement No. 333-227654 (the “Registration Statement”), relating to the issuance of up to 457,564 shares of Predecessor’s Class A common stock, par value $0.00001 per share (“Predecessor Class A Common Stock”), pursuant to the Taylor Morrison 2013 Omnibus Equity Incentive Plan, as amended (the “Plan”). The Company is adopting the Registration Statement as a result of Predecessor’s completion of an internal holding company reorganization, whereby Predecessor became the wholly owned subsidiary of the Company (the “Reorganization”).

The Reorganization was completed on October 26, 2018 pursuant to an Agreement and Plan of Merger, dated October 26, 2018 (the “Plan of Merger”), among the Company, Predecessor and Second Half 2018 Mergerco Inc., a Delaware corporation (“Merger Sub”). In accordance with the Plan of Merger, the Reorganization was implemented pursuant to Section 251(g) of the Delaware General Corporation Law by the merger of Merger Sub with and into Predecessor, with Predecessor surviving the merger as a direct, wholly owned subsidiary of the Company (the “Merger”). Upon the completion of the Merger, (i) each outstanding share of Predecessor Class A Common Stock was automatically converted in the Merger into one share of the Company’s Class A common stock, par value $0.00001 per share, and (ii) each outstanding share of Predecessor’s Class B common stock, par value $0.00001 per share was automatically converted in the Merger into one share of the Company’s Class B common stock, par value $0.00001 per share, in each case, evidencing the same proportional interests in the Company and having the same designation, rights, powers and preferences, and qualifications, limitations and restrictions as a share of the respective class of the Predecessor’s common stock immediately prior to the Merger. The Company is deemed to be the successor issuer of Predecessor under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with Rule 414 under the Securities Act, the Company, as the successor registrant to Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Exchange Act, and all securities registered under this registration statement will be securities of the Company rather than of Predecessor. Predecessor paid all registration fees at the time of filing the Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2013 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to Taylor Morrison Home Corporation, 4900 N. Scottsdale Road, Suite 2000 Scottsdale, AZ 85251, Attention: Darrell C. Sherman, Esq., Telephone number (480) 840-8100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (filed on February 21, 2018);

2.

The portions of Predecessor’s definitive proxy statement on Schedule 14A that are incorporated by reference into Part III of Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (filed on April 17, 2018);

3.	Predecessor’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018 (filed May 2, 2018) and the quarter ended June 30, 2018 (filed August 1, 2018);

4.

Predecessor’s Current Reports on Form 8-K (filed on January 8, 2018, January 17, 2018, January 30, 2018, May 31, 2018, June 7, 2018 (two reports), June 15, 2018, July 2, 2018, July 19, 2018, September 19, 2018, October 2, 2018, and October 16, 2018);

5.	The Company’s Current Report on Form 8-K (filed on October 26, 2018); and

6.

The description of the Class A common stock, par value $0.00001 per share, contained in Exhibit 99.2 to the Company’s Current Report on Form 8-K (filed on October 26, 2018) , which updates the description of the Predecessor Class A Common Stock contained in Predecessor’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 10, 2013, and any amendment or report filed for the purpose of updating any such description.

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Pursuant to Rule 12g-3(a) of the Exchange Act, the Company is the successor issuer with respect to the above documents in items (a) through (c) previously filed by Predecessor with the Commission and incorporated by reference herein. Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed supplement to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. We maintain directors’ and officers’ liability insurance for our directors and officers.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL, Section 17-108 of the DLPA, and the Company’s Certificate of Incorporation and bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company has entered into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on the Company’s behalf.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-35873) filed on October 26, 2018).

4.2	First Amendment to Amended and Restated Certificate of Incorporation of the Company. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-35873) filed on October 26, 2018).

4.3	Amended and Restated Bylaws of the Company. (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-35873) filed on October 26, 2018).

4.4	Amendment to the Amended and Restated Bylaws of the Company. (incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K (File No. 001-35873) filed on October 26, 2018).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the Class A common stock

10.1	Taylor Morrison Home Corporation 2013 Omnibus Equity Award Plan, as amended (incorporated by reference to Appendix A to Taylor Morrison Home Corporation’s definitive proxy statement on Schedule 14A filed on April 19, 2017)

23.1*	Consent of Deloitte & Touche LLP as Independent Registered Public Accounting firm for Taylor Morrison Home Corporation

23.2*	Consent of Deloitte & Touche LLP as Independent Registered Public Accounting firm for AV Homes, Inc.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages hereto)

* Filed herewith.

ITEM 9. UNDERTAKINGS

The Company hereby undertakes:

(a)(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-35873) filed on October 26, 2018).

4.2	First Amendment to Amended and Restated Certificate of Incorporation of the Company. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-35873) filed on October 26, 2018).

4.3	Amended and Restated Bylaws of the Company. (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-35873) filed on October 26, 2018).

4.4	Amendment to the Amended and Restated Bylaws of the Company. (incorporated herein by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K (File No. 001-35873) filed on October 26, 2018).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the Class A common stock

10.1	Taylor Morrison Home Corporation 2013 Omnibus Equity Award Plan, as amended (incorporated by reference to Appendix A to Taylor Morrison Home Corporation’s definitive proxy statement on Schedule 14A filed on April 19, 2017)

23.1*	Consent of Deloitte & Touche LLP as Independent Registered Public Accounting firm for Taylor Morrison Home Corporation

23.2*	Consent of Deloitte & Touche LLP as Independent Registered Public Accounting firm for AV Homes, Inc.

23.3*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature pages hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, Taylor Morrison Home Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 26, 2018.

TAYLOR MORRISON HOME CORPORATION

By:	/s/ Sheryl D. Palmer
Name:	Sheryl D. Palmer
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Sheryl D. Palmer, C. David Cone and Darrell C. Sherman, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to the Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below on October 26, 2018, by the following persons in the capacities indicated.

Signature	Title

/s/ Sheryl D. Palmer Sheryl D. Palmer	President and Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ C. David Cone C. David Cone	Chief Financial Officer (Principal Financial Officer)

/s/ Joseph Terracciano Joseph Terracciano	Chief Accounting Officer (Principal Accounting Officer)

/s/ James Henry James Henry	Director

/s/ Peter Lane Peter Lane	Director

/s/ Anne L. Mariucci Anne L. Mariucci	Director

/s/ David Merritt David Merritt	Director

/s/ Andrea Owen Andrea Owen	Director

/s/ Denise F. Warren Denise F. Warren	Director